Exhibit 6.8

This Software and Services License Agreement (including the Schedules, the Privacy Policy and the Terms of Use, any addendums and any other applicable company policies referenced herein and therein, as in effect from time to time, collectively and in their entirety, this “Agreement”), is made and effective as of the date set forth on the signature page below (the “Effective Date”), contains the terms and conditions upon which North Capital Investment Technology, Inc. (“NCIT”) grants to the undersigned as licensee (“Licensee”) a license to use certain software, computer programs, business processes, integrated services and documentation more particularly described on Schedule A.

1. Definitions. When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

“Access Credentials” means any username, identification number, password, license or security key, security token, PIN or other security code, method, technology or device used, alone or in combination, to verify an individual’s identity and authorization to access and use Hosted Services.

“Action” has the meaning set forth in Section 12.1.

“Administrative User” means the Licensee’s agent set forth on the signature page below, if any.

“Agreement” has the meaning set forth in the preamble.

“Authorized User” means each of the individuals authorized by or on behalf of Licensee to use the Services pursuant to Section 3.1, including, without limitation, the Administrative User and its personnel.

“Confidential Information” means, as set forth in Section 9.1 and including, without limitation, the Services, the NCIT Materials and terms and conditions of this Agreement.

“Data Privacy Law” means Law regarding consumer data privacy rights.

“Disclosing Party” has the meaning set forth in Section 9.1.

“Documentation” means the documentation for the Software and Services such as any manuals, instructions or other documents or materials that NCIT provides or makes available to Licensee in any form or medium and which describe the functionality, components, features or requirements of the Services or NCIT Materials, including any aspect of the installation, configuration, integration, operation, use, support or maintenance thereof.

“Effective Date” has the meaning set forth in the preamble.

“Error” means a material and continuing failure of the Software and Services to function in conformity with the Specifications.

“Fees” has the meaning set forth in Section 8.1.

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Harmful Code” means any software, hardware or other technology, device or means, including any virus, worm, malware or other malicious computer code, the purpose or effect of which is to: (a) permit unauthorized access to, or to destroy, disrupt, disable, distort or otherwise harm or impede in any manner any (i) computer, software, firmware, hardware, system or network or (ii) any application or function of any of the foregoing or the security, integrity, confidentiality or use of any data Processed thereby; or (b) prevent Licensee or any Authorized User from accessing or using the Services or NCIT Systems as intended by this Agreement. “Harmful Code” does not include any NCIT Disabling Device.

“Hosted Services” has the meaning set forth in Section 2.1.

“Indemnitee” has the meaning set forth in Section 12.3.

“Indemnitor” has the meaning set forth in Section 12.3.

“Initial Term” has the meaning set forth in Section 10.1.

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws or practice, and all similar or equivalent rights or forms of protection, in any part of the world.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement of any federal, state, local or foreign government or political subdivision thereof, regulatory agency or arbitrator, mediator, court or tribunal of competent jurisdiction.

“Licensee” has the meaning set forth in the preamble.

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“Licensee Data” means, other than Resultant Data, information, data and other content, in any form or medium, that is collected, downloaded or otherwise received, directly or indirectly from Licensee or an Authorized User by or through the Services.

“Licensee Failure” has the meaning set forth in Section 4.2.

“Licensee Party” means Licensee and Administrative User, if any.

“Licensee Systems” means Licensee’s information technology infrastructure, including computers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by Licensee or through the use of third party services.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right hereunder, collection and pursuing any insurance providers.

“NCIT” has the meaning set forth in the preamble.

“NCIT Disabling Device” means any software, hardware or other technology, device or means (including any back door, time bomb, time out, drop dead device, software routine or other disabling device) used by NCIT or its designee to disable any Person’s (including, without limitation, Licensee’s or any Authorized User’s) access to or use of the Services automatically with the passage of time or under the positive control of NCIT or its designee.

“NCIT Indemnitee” has the meaning set forth in Section 12.2.

“NCIT Materials” means the Software, Documentation, Specifications and NCIT Systems and any and all other information, data, documents, materials, works and other content, devices, methods, processes, hardware, software and other technologies and inventions, including any Licensee and other customizations, developments, deliverables, technical or functional descriptions, requirements, plans or reports, that are provided, developed or used by NCIT or any Subcontractor in connection with the Services or otherwise comprise or relate to the Services or NCIT Systems. For the avoidance of doubt, NCIT Materials include Resultant Data and any information, data or other content derived from NCIT’s monitoring of Licensee’s access to or use of the Services, but do not include Licensee Data.

“NCIT Personnel” means all individuals involved in the performance of Services as employees, agents or independent contractors of NCIT or any Subcontractor.

“NCIT Systems” means the information technology infrastructure used by or on behalf of NCIT in performing the Services, including all computers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by NCIT or through the use of third party services.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.

“Privacy Policy” means NCIT’s and its affiliates’ data privacy policies, as posted on a Website, as may be amended by NCIT or its affiliates from time to time.

“Process” means to take any action or perform any operation or set of operations that the Services are capable of taking or performing on any data, information or other content, including to collect, receive, input, upload, download, record, reproduce, store, organize, compile, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate, process, retrieve, output, consult, use, perform, display, disseminate, transmit, submit, post, transfer, disclose or otherwise provide or make available, or block, erase or destroy. “Processing” and “Processed” have correlative meanings.

“Receiving Party” has the meaning set forth in Section 9.1.

“Renewal Term” has the meaning set forth in Section 10.2.

“Representatives” means, with respect to a Person, that Person’s affiliates and their affiliates’ employees, officers, directors, consultants, agents (including with respect to Licensee, Administrative User), independent contractors, service providers, sub-licensees, subcontractors and legal, tax, financial and other advisors.

“Resultant Data” means information, data and other content that is derived by or through the Services from Processing or aggregating Licensee Data and is sufficiently different from such Licensee Data that such Licensee Data cannot be reverse engineered or otherwise identified from the inspection, analysis or further Processing of such information, data or content.

“Scheduled Downtime” has the meaning set forth in Section 5.2.

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“Service Software” means the NCIT software application or applications and any third party or other software, and all new versions, updates, revisions, improvements, customizations (including, without limitation, in connection with this Agreement for or on behalf of Licensee) and modifications of the foregoing, that NCIT provides remote access to and use of as part of the Services.

“Services” means any services provided by NCIT or its contractors to Licensee in connection with this Agreement and supplemental time and materials (“T+M”) contracts, including software as a service (SaaS), installation, configuration, integration, customization, training, technical support, payment processing services, suitability verification services and identity verification services, as may be specified in Schedule A or by addendum, including Hosted Services.

“Software” means the computer programs specified in Schedule A in machine-readable, object code form, and any computer programs delivered to Licensee in machine-readable, object code form and any updates thereto, or provided by NCIT in connection with any Services hereunder, and the Service Software.

“Specifications” means NCIT’s current published product release definitions.

“Subcontractor” has the meaning set forth in Section 2.5.

“Term” has the meaning set forth in Section 10.2.

“Terms of Use” means NCIT’s and its affiliates’ website terms of use, as posted on a Website, as may be amended by NCIT or its affiliates from time to time.

“Third Party Materials” means materials and information, in any form or medium, including any software, documents, data, content, specifications, products, equipment or components of or relating to the Services that are not proprietary to NCIT.

“Third Party Services” has the meaning set forth in Section 15.15.

“Website” means https://www.northcapital.com, https://portal.northcapital.com/home, https://api.norcapsecurities.com/admin_v3/login, https://www.accredited.am, https://www.ppex.com and NCIT’s or its Representative’s other websites from time to time (including all data and information services owned or operated by, on behalf of or through NCIT or its Representatives).

2. Services.

2.1 Services. Subject to and conditioned on Licensee’s and its Authorized Users’ compliance with the terms and conditions of this Agreement, during the Term NCIT shall use commercially reasonable efforts to provide to Licensee and its Authorized Users the Software and Services in accordance with the terms and conditions hereof, including to host, manage, operate and maintain the Service Software for remote electronic access and use by Licensee and its Authorized Users (“Hosted Services”) on an ongoing basis, except for:

(a) Scheduled Downtime in accordance with Section 5.2;

(b) Service downtime or degradation due to a Force Majeure Event;

(c) Any other circumstances beyond NCIT’s reasonable control, including Licensee’s or any Authorized User’s use of Third Party Materials, misuse of Hosted Services, or use of the Services other than in compliance with the express terms of this Agreement; and

(d) Any suspension or termination of Licensee’s or any Authorized Users’ access to or use of Hosted Services as a result of a Licensee Failure or as otherwise permitted by this Agreement.

2.2 Service and System Control. Except as otherwise expressly provided in this Agreement, as between the parties:

(a) NCIT has and will retain sole control over the operation, provision, maintenance and management of the Services and NCIT Materials, including the: (i) NCIT Systems; (ii) selection, deployment, modification and replacement of the Service Software; and (iii) performance of maintenance, upgrades, corrections and repairs; and

(b) Licensee has and will retain sole control over the operation, maintenance and management of, and all access to and use of, the Licensee Systems, and sole responsibility and liability for all access to and use of the Services and NCIT Materials by any Person by or through the Hosted Services, Licensee Systems or any other means controlled by Licensee or any Authorized User, including any information, instructions or materials provided by any of them to NCIT or Subcontractors.

2.3 Service Management. Each party agrees throughout the Term to maintain within its organization a service manager to serve as primary point of contact for day-to-day communications, consultation and decision-making regarding the Services. Each party shall ensure its service manager has the requisite organizational authority, skill, experience and other qualifications to perform in such capacity. If a party’s service manager ceases to be employed by it or it otherwise wishes to replace its service manager, such party shall promptly name a new service manager by written notice to the other party.

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2.4 Changes. NCIT reserves the right, in its sole discretion, to make any changes to the Services and NCIT Materials that it deems necessary or useful to: (a) maintain or enhance (i) the quality or delivery of NCIT’s services to its customers, (ii) the competitive strength of or market for NCIT’s services or (iii) the Services’ cost efficiency or performance; or (b) to comply with Law. NCIT will use commercially reasonable best efforts to provide Licensee prior notice of such changes to the extent such changes would materially adversely affect Licensee’s and its Authorized Users use of the Software and Services in accordance with the terms and conditions hereof.

2.5 Subcontractors. NCIT may from time to time in its sole discretion engage third parties to perform Services (each, a “Subcontractor”). NCIT shall be responsible to Licensee for any of its Subcontractor’s acts or omissions that would have breached this Agreement as if such act or omission had been by NCIT.

2.6 Suspension or Termination of Services. NCIT may, directly or indirectly, and by use of a NCIT Disabling Device or any lawful means, suspend, terminate or otherwise deny Licensee’s, any Authorized User’s or any other Person’s access to or use of all or any part of the Services or NCIT Materials, without incurring any resulting obligation or liability, if: (a) NCIT receives a judicial or other governmental or regulatory demand or order, subpoena or law enforcement request that expressly or by reasonable implication requires NCIT to do so; or (b) NCIT believes, in its sole discretion, that (i) Licensee, any Authorized User or any other Person has failed to comply with Law or any term of this Agreement, or accessed or used the Services beyond the scope of the rights granted or for a purpose not authorized under this Agreement, (ii) Licensee, any Authorized User or any other Person is, has been, or is likely to be involved in any fraudulent, misleading or unlawful activities, (iii) Licensee, any Authorized User or any other Person fails for any reason to successfully complete NCIT’s or its affiliate’s due diligence process for any product or service, (iv) this Agreement expires or is terminated, or (v) fair use of concurrent connections exceed 100 connections at any time. This Section 2.6 does not limit any of NCIT’s other rights or remedies, whether at law, in equity or under this Agreement.

3. Authorization and Licensee Restrictions.

3.1 Authorization. Subject to and conditioned on Licensee Party’s payment of the Fees and compliance and performance in accordance with all other terms and conditions of this Agreement, NCIT hereby authorizes Licensee to nonexclusive, nontransferable access and use, subject to the terms and conditions herein and during the Term, the Services and such NCIT Materials as NCIT may supply or make available to Licensee solely for the use by and through Authorized Users in accordance with the conditions and limitations set forth in this Agreement. This authorization is non-exclusive and, other than as may be expressly set forth in Section 15.7, non-transferable.

3.2 Reservation of Rights. Except for the limited license in Section 3.1, nothing in this Agreement grants any right, title or interest in or to (including any license under) any Intellectual Property Rights in or relating to, the Services, NCIT Materials or Third Party Materials, whether expressly, by implication, estoppel or otherwise. All right, title and interest in and to (including all license under) any Intellectual Property Rights in or relating to, the Services, NCIT Materials and Third Party Materials are and will remain with NCIT and the respective rights holders in the Third Party Materials.

3.3 Authorization Limitations and Restrictions. Licensee shall not, and shall not permit any other Person to, access or use the Services or NCIT Materials except as expressly permitted by this Agreement and, in the case of Third Party Materials, the applicable third party license agreement. For purposes of clarity and without limiting the generality of the foregoing, Licensee shall not, and shall not permit any other Person to, except as this Agreement expressly permits:

(a) modify or create derivative works or improvements of the Services or NCIT Materials;

(b) copy the Software and Documentation, unless for archival or backup purposes only; in such case, all titles, trademarks, and copyright, proprietary and restricted rights notices shall be reproduced in all such copies, and all copies shall be subject to the terms of this Agreement;

(c) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make available any Services or NCIT Materials to any Person, including on or in connection with the internet or any time-sharing, service bureau, SaaS, cloud or other technology or service;

(d) reverse engineer, disassemble, decompile, decode, adapt or otherwise attempt to derive or gain access to the source code of the Services or NCIT Materials, in whole or in part;

(e) bypass or breach any security device or protection used by the Services or NCIT Materials or access or use the Services or NCIT Materials other than by an Authorized User through the use of such Authorized User’s own then valid Access Credentials;

(f) input, upload, transmit or otherwise provide to or through the Services or NCIT Systems, any information or materials that are unlawful or injurious, or contain, transmit or activate any Harmful Code;

(g) damage, destroy, disrupt, disable, impair, interfere with or otherwise impede or harm in any manner the Services, NCIT Systems or NCIT’s provision of services to any third party, in whole or in part;

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(h) remove, delete, alter or obscure any trademarks, Documentation, Specification, warranties or disclaimers, or any copyright, trademark, patent or other intellectual property or proprietary rights notices from any Services or NCIT Materials, including any copy thereof;

(i) access or use the Services or NCIT Materials in any manner or for any purpose that infringes, misappropriates or otherwise violates any Intellectual Property Right or other right of any third party (including by any unauthorized access to, misappropriation, use, alteration, destruction or disclosure of the data of any other NCIT customer), or that violates any Law;

(j) take any action that might lead a third party (including an Authorized User) to conclude that the Services or NCIT Materials involve the provision of investment advice or recommendations;

(k) access or use the Services or NCIT Materials for purposes of competitive analysis of the Services or NCIT Materials, the development, provision or use of a competing software service or product or any other purpose that is to NCIT’s detriment or commercial disadvantage; or

(l) otherwise access or use the Services or NCIT Materials beyond the scope of the authorization granted under Section 3.1.

4. Licensee Obligations.

4.1 Licensee Systems and Cooperation. Licensee shall at all times during the Term: (a) set up, maintain and operate in good repair all Licensee Systems on or through which the Software or the Services are accessed or used; and (b) provide all cooperation and assistance as NCIT may reasonably request to enable NCIT to exercise its rights and perform its obligations under and in connection with this Agreement.

4.2 Effect of Licensee Failure or Delay. NCIT is not responsible or liable for any delay or failure of performance caused in whole or in part by Licensee’s delay in performing, or failure to perform, any of its obligations under this Agreement (each, a “Licensee Failure”).

4.3 Corrective Action and Notice. If Licensee becomes aware of any actual or threatened activity prohibited by Section 3.3, Licensee shall, and shall cause its Authorized Users to, immediately: (a) take all reasonable and lawful measures within their respective control that are necessary to stop the activity or threatened activity and to mitigate its effects (including, where applicable, by discontinuing and preventing any unauthorized access to the Services and NCIT Materials and permanently erasing from their systems and destroying any data to which any of them have gained unauthorized access); and (b) notify NCIT of any such actual or threatened activity.

4.4 Consent to Use Licensee Data. Licensee hereby irrevocably grants a license and all such other rights and permissions in or relating to Licensee Data: (a) to NCIT, its Subcontractors and the NCIT Personnel as are necessary or useful to perform the Services or comply with Law; and (b) to NCIT as are necessary or useful to enforce this Agreement and exercise its rights and perform its obligations hereunder.

4.5 Export Laws. Licensee shall adhere to all US Export Administration Law and shall not export or re-export any technical data or products received by or on behalf of NCIT, or the direct products of such technical data, to any proscribed country listed in the then-current US Export Administration Law unless properly authorized by both NCIT and the US Government.

4.6 General. Licensee shall ensure its Representatives’ compliance with, and be responsible and liable for, any of its Representatives’ non-compliance with, the terms of this Agreement as if such non-compliance had been by Licensee.

5. Service Levels.

5.1 Service Levels. Subject to the terms and conditions of this Agreement, NCIT will use commercially reasonable best efforts to make Hosted Services available for access and use by Licensee and its Authorized Users over the Internet at least 99.95% of the time as measured over the course of each calendar month during the Term excluding unavailability due, in whole or in part, to any: (a) act or omission by Licensee or any Authorized User, access to or use of Hosted Services by Licensee or any Authorized User, or using Licensee’s or an Authorized User’s Access Credentials, that does not strictly comply with this Agreement; (b) Licensee Failure; (c) Licensee’s or its Authorized User’s Internet connectivity; (d) Force Majeure Event; (e) failure, interruption, outage or other problem with any software, hardware, system, network, facility or other matter not supplied by NCIT pursuant to this Agreement; (f) Scheduled Downtime; or (g) disabling, suspension or termination of the Services pursuant to Section 2.6. Service levels cannot be guaranteed and NCIT shall not be liable to Licensee or Authorized Users in the event Hosted Services are unavailable. NCIT will use commercially reasonable best efforts to reply to emailed service requests within one business day; provided, however, that if a service request is labeled “Priority”, “Urgent”, “Emergency” or similar terminology, whether via email, voice mail or other communication, NCIT will use commercially reasonable best efforts to reply within three hours of the request if on a business day and on the next business day if on the weekend or holiday. Service requests shall be routed and communicated as agreed from time to time between the service managers of each party (pursuant to Section 2.3). After the Initial Term, during the initial Renewal Term, the service manager of either party may request the preparation of a mutually acceptable service level agreement or exhibit further detailing various service levels, response times, escalation procedures and remedies.

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5.2 Scheduled Downtime. NCIT will use commercially reasonable efforts to: (a) schedule downtime for routine maintenance of Hosted Services between the hours of 12:00 a.m. and 6:00 a.m., Eastern Standard Time; and (b) give Licensee at least 24 hours prior notice of all scheduled outages of Hosted Services (“Scheduled Downtime”).

6. Data Backup. To the extent required by Law applicable to NCIT or its affiliates, NCIT will use commercially reasonable efforts to maintain regular data backups of Licensee Data; provided however, that NCIT HAS NO OBLIGATION OR LIABILITY FOR ANY LOSS, ALTERATION, DESTRUCTION, DAMAGE, CORRUPTION OR RECOVERY OF LICENSEE DATA.

7. Privacy.

7.1 NCIT Systems and Obligations. This Agreement incorporates by reference the Privacy Policy and the Terms of Use. In the event of any conflict between this Agreement and the Terms of Use, the terms of this Agreement shall prevail. To the extent an Authorized User will be disclosing information using the Services, Licensee shall ensure that its privacy policy and terms of use incorporate by reference a link to and an acknowledgement by Authorized Users of the Privacy Policy and Terms of Use or otherwise incorporate terms with substantially the same effect and permit the use of such information by NCIT and its Representatives in connection with the Services.

7.2 Prohibited Data. Licensee acknowledges that the Services are not designed with security and access management for Processing the following categories of information: (a) data that is classified and or used on the U.S. Munitions list, including software and technical data; (b) articles, services and related technical data designated as defense articles or defense services; (c) ITAR (International Traffic in Arms Regulations) related data; or (d) protected health information (each of the foregoing, “Prohibited Data”). Licensee shall not, and shall not permit any Authorized User or other Person to, provide any Prohibited Data to, or Process any Prohibited Data through, the Services, the NCIT Systems or any NCIT Personnel. Licensee is solely responsible for reviewing all Licensee Data and shall ensure that no Licensee Data constitutes or contains any Prohibited Data.

7.3 Licensee Control and Responsibility. Licensee has and will retain sole responsibility for: (a) all Licensee Data (excluding data transmitted directly into the NCIT Systems by an Authorized User unaffiliated with Licensee), including its content and use, except as set forth in the Privacy Policy; (b) all information, instructions and materials provided by or on behalf of Licensee or any Authorized User in connection with the Services; (c) Licensee Systems; (d) the security and use of Licensee’s and its Authorized Users’ Access Credentials; (e) all access to and use of the Services and NCIT Materials directly or indirectly by or through the Licensee Systems or its or its Authorized Users’ Access Credentials, with or without Licensee’s knowledge or consent, including all results obtained from, and all conclusions, decisions and actions based on, such access or use; and (f) compliance with Data Privacy Law in connection with Licensee Data.

7.4 Access and Security. Licensee shall employ all physical, administrative and technical controls, screening and security procedures and other safeguards necessary to: (a) securely administer the distribution and use of all Access Credentials and protect against any unauthorized access to or use of Hosted Services; and (b) control the content and use of Licensee Data, including the uploading or other provision of Licensee Data for Processing by Hosted Services.

8. Fees; Payment Terms.

8.1 Fees. Administrative User shall pay NCIT the fees set forth on Schedule B and Schedule C (“Fees”) in accordance with this Section 8; provided that if Administrative User fails to timely pay the Fees for any reason, or if there is no Administrative User, Licensee shall pay NCIT the Fees in accordance with this Section 8. Subject to this Section 8.1, Licensee Party shall be jointly and severally liable to NCIT for the payment of all Fees.

8.2 Fee Increases. After the Initial Term (as defined below), NCIT may increase Fees by providing written notice to Licensee Party at least 30 days prior to the effective date of the Fee increase, and the Fees will be deemed amended accordingly without further notice or consent; provided that NCIT will not increase Fees during the Initial Term. Licensee may terminate this Agreement upon providing written notice to NCIT within 30 days of receipt of the notice of Fee increase.

8.3 Taxes. All Fees and other amounts payable by Licensee Party under this Agreement are exclusive of taxes and similar assessments. Licensee Party is responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental or regulatory authority on any amounts payable by Licensee Party hereunder, other than any taxes levied or imposed on NCIT’s income.

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8.4 Payment. All Fees will be invoiced monthly by the 10th of the month, and will be charged automatically on the 15th (or the next business day, if the 15th falls on a weekend or holiday) of each month, or as otherwise set forth on Schedule B and Schedule C, to the credit card or other payment method used for the purchase under this Agreement or in creating Licensee Party’s account (as set forth on the signature page below). Licensee Party consents to NCIT retaining and using Licensee Party’s payment information for future invoices and as provided in this Agreement. Licensee Party agrees and acknowledges that NCIT and its third party vendors may retain and use Licensee Party’s payment information to facilitate the payments provided for in this Agreement. Licensee Party agrees to promptly provide NCIT with written notice of any update of or changes to your payment information. All payments shall be in US dollars in immediately available funds.

8.5 Late Payment. If Licensee Party fails to make any payment when due then, in addition to all other remedies that may be available:

(a) NCIT may charge interest on the past due amount at the rate of 1.5% per month, calculated daily and compounded monthly, or if lower, the highest rate permitted under Law; such interest may accrue after as well as before any judgment relating to collection of the amount due;

(b) Licensee Party shall reimburse NCIT for all costs incurred by NCIT in collecting any late payments or interest, including attorneys’ fees, court costs and collection agency fees; and

(c) if such failure continues for 10 days following written notice thereof, NCIT may suspend performance of the Services until all past due amounts and interest thereon have been paid, without incurring any obligation or liability to Licensee Party or any other Person by reason of such suspension;

provided that cumulative late payments are subject to the overall limits set forth in Schedule B. A default under this Agreement by Licensee Party shall constitute a default by Licensee Party or its affiliates under all other agreements any of them have then in effect with NCIT or its affiliates.

8.6 No Deductions or Setoffs. All amounts payable to NCIT under this Agreement shall be paid by Licensee Party to NCIT in full without any setoff, recoupment, counterclaim, deduction, debit or withholding for any reason (other than any deduction or withholding of tax as may be required by Law).

8.7 Payment Audit. Subject to Section 9, no more than once every twelve months during the Term and for one year thereafter, Licensee may request, at its sole cost and expense, to audit the books and records of NCIT used to record and calculate costs and fees assessed for performance of this Agreement. The audit shall be conducted by a regionally or nationally recognized auditor during NCIT’s normal business hours. In the event the auditor concludes that Licensee was overcharged by more than ten percent (10%) over the audited period, then in addition to prompt disgorgement of the overcharge, NCIT shall promptly reimburse Licensee for the reasonable costs and expenses incurred in undertaking the audit.

8.8 Compliance Audit. Subject to Section 9, in the event Licensee receives an inquiry from a federal, state, local or foreign government or political subdivision thereof, or regulatory agency of competent jurisdiction regarding Licensee’s compliance with regulatory obligations, including with respect to data privacy and security of Licensee Data, requiring an audit of NCIT’s books and records, Licensee may request, at its sole cost and expense, to audit such books and records of NCIT as required by such federal, state, local or foreign government or political subdivision thereof, or regulatory agency of competent jurisdiction. The audit shall be conducted during NCIT’s normal business hours.

9. Confidentiality.

9.1 Confidential Information. In connection with this Agreement, each party (“Disclosing Party”) may disclose or make available Confidential Information to the other party (“Receiving Party”). Subject to Section 9.2, “Confidential Information” means information in any form or medium (whether oral, written, electronic or other) that Disclosing Party considers confidential or proprietary, including information consisting of or relating to Disclosing Party’s or its affiliates’ technology, trade secrets, know-how, business operations, plans, strategies, customers, and pricing, and information with respect to which Disclosing Party has contractual or other confidentiality obligations, in each case whether or not marked, designated or otherwise identified as “confidential”. Without limiting the foregoing, all Services and NCIT Materials, including the terms of this Agreement, are the Confidential Information of NCIT.

9.2 Exclusions. Confidential Information does not include information that Receiving Party can demonstrate by written or other documentary records: (a) was lawfully known to Receiving Party without restriction on use or disclosure prior to such information’s being disclosed or made available to Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by Receiving Party’s or any of its Representatives’ noncompliance with this Agreement; (c) was or is received by Receiving Party on a non-confidential basis from a third party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) Receiving Party can demonstrate by written or other documentary records was or is independently developed by Receiving Party without reference to or use of any Confidential Information.

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9.3 Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, Receiving Party shall:

(a) not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b) except as may be permitted by and subject to its compliance with Section 9.4, not reveal, disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of Receiving Party’s exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information; and (iii) are bound by confidentiality and restricted use obligations in substantially similar effect as the terms set forth in this Section 9.3;

(c) safeguard and protect the Confidential Information from theft, piracy or unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care;

(d) ensure its Representatives’ compliance with, and be responsible and liable for any of its Representatives’ non-compliance with, the terms of this Agreement, including this Section 9; and

(e) notify Disclosing Party upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of these confidentiality obligations by Receiving Party, and shall cooperate with Disclosing Party to help Disclosing Party regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

9.4 Compelled Disclosures. If Receiving Party or any of its Representatives is compelled by Law to disclose any Confidential Information then, to the extent permitted by Law, Receiving Party shall: (a) promptly, and prior to such disclosure, notify Disclosing Party in writing of such requirement so that Disclosing Party can seek a protective order or other remedy or waive its rights under Section 9.3; and (b) provide reasonable assistance to Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure. If Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 9.4, Receiving Party remains required by Law to disclose any Confidential Information, Receiving Party shall disclose only that portion of the Confidential Information that Receiving Party is legally required to disclose and, on Disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment. Notwithstanding the foregoing, the restrictions and requirements herein shall not apply to, and NCIT and its Representatives may disclose and retain copies of, Confidential Information in connection with NCIT’s or its Representatives’ compliance with legal, financial or regulatory filings, audits or examinations or as otherwise required by Law.

10. Term and Termination.

10.1 Initial Term. The initial term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant any of the Agreement’s express provisions, will continue in effect for one year (the “Initial Term”).

10.2 Renewal. This Agreement will automatically renew for additional successive one-year terms unless earlier terminated pursuant to this Agreement’s express provisions or either party gives the other party written notice of non-renewal at least 90 days prior to the expiration of the then-current term (each a “Renewal Term” and, collectively with the Initial Term, the “Term”). Renewal of promotional or one-time priced subscriptions will be at NCIT’s list price in effect at the time of the applicable renewal.

10.3 Termination. In addition to Section 8.2 and Section 10.2:

(a) NCIT may terminate this Agreement, effective on written notice to Licensee, if Licensee: (i) fails to pay any amount when due hereunder, and such failure continues more than 30 days after NCIT’s delivery of written notice thereof; (ii) breaches any of its obligations under Section 3.3 (Authorization Limitations and Restrictions), Section 7.2 (Prohibited Data) or Section 9 (Confidentiality); or (iii) fair use of concurrent connections exceed 100 connections at any time.

(b) Either party may terminate this Agreement, effective on written notice to the other party, if the other party materially breaches this Agreement, and such breach: (i) is incapable of cure within three business days of written notice to the breaching party of the breach and the non-breaching party’s intent to terminate this Agreement; or (ii) being capable of cure, remains uncured 30 days after the non-breaching party provides the breaching party with written notice of such breach;

(c) Either party may terminate this Agreement, effective immediately upon written notice to the other party, if the other party: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; and

(d) Either party may terminate this Agreement upon 90 days written notice to the other for any commercial or business reason.

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10.4 Effect of Expiration or Termination. Upon any expiration or termination of this Agreement, except as expressly otherwise provided in this Agreement (including Section 10.5 below):

(a) all rights, licenses, consents and authorizations granted by either party to the other hereunder will immediately terminate;

(b) NCIT shall promptly cease all use of any Licensee Data or Licensee’s Confidential Information and erase all Licensee Data and Licensee’s Confidential Information from all systems NCIT controls; provided that, (i) for clarity, NCIT’s obligations under this Section 10.4(b) do not apply to any Resultant Data, (ii) NCIT and its affiliates may retain, use and disclose Licensee Data or Licensee Confidential Information as required by Law, and (iii) NCIT and its affiliates may retain Licensee Data and Licensee Confidential Information in its regular backup, archived or disaster recovery systems or files;

(c) Licensee shall promptly cease all use of any Services or NCIT Materials and (i) promptly return to NCIT, or at NCIT’s written request destroy, all documents and tangible materials containing, reflecting, incorporating or based on any NCIT Materials or NCIT’s Confidential Information; and (ii) permanently erase all NCIT Materials and NCIT’s Confidential Information from all systems Licensee directly or indirectly controls; provided that Licensee may retain NCIT Materials or NCIT’s Confidential Information in its regular backup, archived or disaster recovery systems or files, or as permitted by Section 9.4; provided, further, any Confidential Information retained hereunder shall be retained in confidence and not otherwise used, except as required by applicable law, rule, regulation or judicial order; an officer or director of Licensee shall, within 30 days from the effective date of the termination, certify in writing that all copies of the Software and Documentation have been returned, deleted and destroyed;

(d) NCIT may disable all Licensee and Authorized User access to Hosted Services and NCIT Materials;

(e) if Licensee terminates this Agreement pursuant to Section 10.3(b), Licensee will be relieved of any obligation to pay any Fees attributable to the period after the effective date of such termination; and

(f) if NCIT terminates this Agreement pursuant to Section 10.3(a) or Section 10.3(b), all Fees that would have become payable had the Agreement remained in effect until expiration of the Term will become immediately due and payable, and Licensee shall pay such Fees, together with all previously-accrued but not yet paid Fees, on receipt of NCIT’s invoice therefor.

Upon Licensee’s request and subject to NCIT’s availability, during the period between a party’s notice of termination and termination, NCIT will use commercially reasonable efforts to assist Licensee in effecting a transition of the Services provided by NCIT hereunder to Licensee or another vendor chosen by Licensee, including the exporting of Licensee Data. Licensee shall pay NCIT for such services on a time and material (“T+M”) basis pursuant to Schedule C.

10.5 Surviving Terms. The provisions set forth in the following sections, and any other rights or obligations of the parties in this Agreement that, by their nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement (including, without limitation, Section 9 (Confidentiality), Section 8 (Fees; Payment Terms), Section 10 (Term and Termination), Section 12 (Indemnification), Section 13 (Limitations of Liability) and Section 15 (Miscellaneous)).

11. Representations, Warranties and Covenants.

11.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the jurisdiction of its incorporation or other organization;

(b) it has the full right, power and authority to enter into and perform its obligations and grant the rights, licenses, consents and authorizations it grants or is required to grant under this Agreement;

(c) the execution of this Agreement has been duly authorized by all necessary corporate or organizational action of such party;

(d) its signatory to this Agreement is authorized to execute this Agreement on such party’s behalf; and

(e) this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

11.2 Additional NCIT Representations, Warranties and Covenants. NCIT represents, warrants and covenants to Licensee that NCIT will perform the Services using personnel of required skill, experience and qualifications and in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and will devote adequate resources to meet its obligations under this Agreement. NCIT also represents to Licensee that: (a) during the Term, the Software shall operate without any material Errors; and (b) upon notification to NCIT of any Errors, NCIT’s sole liability, and Licensee’s sole remedy, will be NCIT’s use of reasonable efforts during its normal business hours and at no cost to Licensee to correct such Errors that are verifiable and reproducible by NCIT, excluding any Errors caused by uses of the Software and Services not in accordance with the Specifications. Alternatively, in NCIT’s sole discretion, NCIT may refund the portion of the prepaid Fees applicable to the portion of the Software that is defective.

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11.3 Additional Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants to NCIT that Licensee owns or otherwise has and will have the necessary rights and consents in and relating to the Licensee Data so that, as received by NCIT and Processed in accordance with this Agreement, they do not and will not infringe, misappropriate or otherwise violate any Intellectual Property Rights, or any privacy or other rights of any third party or violate any Law. Licensee acknowledges and agrees that the Services provided by NCIT under this Agreement are administrative and technological in nature and that NCIT is not providing investment advice, or otherwise acting in an investment advisory capacity, to Licensee or any Authorized User.

11.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR NCIT’S EXPRESS WARRANTIES SET FORTH IN SECTION 11.1, SECTION 11.2 AND SECTION 11.3, ALL SERVICES AND NCIT MATERIALS ARE PROVIDED “AS IS” AND NCIT HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHER, AND NCIT SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE. NCIT DOES NOT PROVIDE ANY INVESTMENT ADVISORY SERVICE, DUE DILIGENCE, BROKERAGE, FINANCIAL MANAGEMENT, TAX, ACCOUNTING OR ANY OTHER PROFESSIONAL SERVICE, AND ANY ADVICE OR OTHER INFORMATION OBTAINED THROUGH NCIT’S PRODUCTS AND SERVICES WILL BE USED BY LICENSEE AND ITS AUTHORIZED USERS SOLELY AT THEIR OWN RISK. WITHOUT LIMITING THE FOREGOING, NCIT MAKES NO WARRANTY OF ANY KIND THAT THE SERVICES OR NCIT MATERIALS, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET LICENSEE’S OR ANY OTHER PERSON’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE OR ERROR FREE. ALL THIRD PARTY MATERIALS ARE PROVIDED “AS IS” AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY THIRD PARTY MATERIALS IS STRICTLY BETWEEN LICENSEE AND THE THIRD PARTY OWNER OR DISTRIBUTOR OF THE THIRD PARTY MATERIALS.

12. Indemnification.

12.1 NCIT Indemnification. Subject to the limitations on liability in this Agreement, including as set forth in Section 13, NCIT shall release, indemnify, defend and hold harmless Licensee from and against any and all Losses incurred by Licensee arising out of or relating to any legal suit, dispute, claim, action, exam, audit, inquiry or proceeding (each, an “Action”) by a third party (other than an affiliate of Licensee) to the extent that such Losses arise from Licensee’s or an Authorized User’s use of the Services (excluding Licensee Data and Third Party Materials) in compliance with this Agreement infringes a U.S. Intellectual Property Right. The foregoing obligation does not apply to any Action or Losses arising out of or relating to any:

(a) access to or use of the Services or NCIT Materials in combination with any hardware, system, software, network or other materials or service not provided or authorized in writing by NCIT;

(b) modification of the Services or NCIT Materials other than: (i) by or on behalf of NCIT; or (ii) with NCIT’s written approval in accordance with NCIT’s written specification;

(c) failure to timely implement any modifications, upgrades, replacements or enhancements made available to Licensee by or on behalf of NCIT; or

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(d) act, omission or other matter described in Section 12.2(a)-(g), whether or not the same results in any Action against or Losses by any NCIT Indemnitee.

12.2 Licensee Indemnification. Licensee shall and shall cause its affiliates, jointly and severally, to release, indemnify, defend and hold harmless NCIT and its Subcontractors and their Representatives and successors and assigns (each, a “NCIT Indemnitee”) from and against any and all Losses incurred by such NCIT Indemnitee in connection with any Action regardless of the source that arises out of or relates to this Agreement or any of the following:

(a) Licensee Data, including any Processing of Licensee Data by or on behalf of NCIT in accordance with this Agreement;

(b) securities offering facilitated by Licensee or its affiliates or their Representatives, including any and all data and documentation related to such offering, the due diligence related to such offering, and/or the determination of suitability or qualification of a prospective investor for an offering;

(c) any other materials or information (including any documents, data, specifications, software, content or technology) provided by or on behalf of Licensee or any Authorized User, including NCIT’s compliance with any specifications or directions provided by or on behalf of Licensee or any Authorized User, to the extent prepared without any contribution by NCIT;

(d) brokerage services or investment advice; recommendations regarding any particular investment, security or course of action; offers to invest or to provide financial analysis or management services; or similar advice, offers or guidance to Authorized Users, which shall remain the sole responsibility of Licensee;

(e) allegation of facts that, if true, would constitute Licensee’s breach of any of its representations, warranties, covenants or obligations under this Agreement;

(f) negligence or more culpable act or omission (including recklessness or willful misconduct) by Licensee, any Authorized User, or any third party on behalf of Licensee or any Authorized User, in connection with this Agreement; or

(g) transaction for which the Services or NCIT Materials is being used by or on behalf of Licensee;

except to the extent that such Losses are finally determined by unappealed or non-appealable order of a court of competent jurisdiction pursuant to Section 15.11 to have been directly and primarily caused by NCIT’s material breach of this Agreement, fraud, gross negligence or willful misconduct.

12.3 Indemnification Procedure. Each party shall promptly notify the other party in writing of any Action for which such party believes it is entitled to be indemnified pursuant to Section 12.1 or Section 12.2, as the case may be. The party seeking indemnification (the “Indemnitee”) shall cooperate with the other party (the “Indemnitor”) at the Indemnitor’s sole cost and expense. The Indemnitor shall immediately take control of the defense and investigation of such Action and shall employ counsel reasonably acceptable to the Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. The Indemnitee’s failure to perform any obligations under this Section 12.3 will not relieve the Indemnitor of its obligations under this Section 12 except to the extent that the Indemnitor can demonstrate that it has been materially prejudiced as a result of such failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12.4 Mitigation. If any of the Services or NCIT Materials are, or in NCIT’s opinion are likely to be, claimed to infringe, misappropriate or otherwise violate any third party Intellectual Property Right, or if Licensee’s or any Authorized User’s use of the Services or NCIT Materials is enjoined or threatened to be enjoined, NCIT may, at its option:

(a) at NCIT’s sole cost and expense, obtain the right for Licensee to continue to use the Services and NCIT Materials materially as contemplated by this Agreement;

(b) at NCIT’s sole cost and expense, modify or replace the Services and NCIT Materials, in whole or in part, to seek to make the Services and NCIT Materials (as so modified or replaced) non-infringing, while providing substantially equivalent features and functionality, in which case such modifications or replacements will constitute Services and NCIT Materials, as applicable, under this Agreement; or

(c) by written notice to Licensee, terminate this Agreement and require Licensee to immediately cease any use of and destroy or return all copies of the Services and NCIT Materials in its possession or under its control.

THIS SECTION 12 SETS FORTH LICENSEE’S SOLE REMEDIES AND NCIT’S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED OR ALLEGED CLAIMS THAT THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF (INCLUDING THE SERVICES AND NCIT MATERIALS) INFRINGES, MISAPPROPRIATES OR OTHERWISE VIOLATES ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT.

13. Limitations of Liability.

13.1 EXCLUSION OF DAMAGES. NEITHER PARTY SHALL BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, INDEMNIFICATION, BREACH OF WARRANTY, MISREPRESENTATIONS OR OTHERWISE, FOR ANY: (a) LOSS OF PRODUCTION, USE, BUSINESS, REVENUE OR PROFIT OR DIMINUTION IN VALUE; (b) IMPAIRMENT, INABILITY TO USE OR LOSS, INTERRUPTION OR DELAY OF THE SERVICES; (c) LOSS, DAMAGE, CORRUPTION OR RECOVERY OF DATA, OR BREACH OF DATA OR SYSTEM SECURITY; OR (d) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SUCH PERSONS WERE ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES AND LIMITATIONS HEREIN ALLOCATE THE RISKS OF PRODUCT AND SERVICE NONCONFORMITY BETWEEN THE PARTIES AS AUTHORIZED BY LAW. THE FEES HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES SET FORTH IN THIS AGREEMENT.

13.2 CAP ON MONETARY LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT IF SUCH LIABILITY IS DIRECTLY AND PRIMARILY CAUSED BY NCIT’S MATERIAL BREACH OF LAW, FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AS FINALLY DETERMINED BY A COURT OF COMPETENT JURSIDCTION BY UNAPPEALED OR NON-APPEALABLE ORDER PURSUANT TO SECTION 15.11, THE COLLECTIVE AGGREGATE LIABILITY OR OBLIGATION OF NCIT AND ITS AFFILIATES AND THEIR SERVICE PROVIDERS AND SUPPLIERS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, MISREPRESENTATIONS, PARTY INDEMNIFICATION OR OTHERWISE, SHALL BE LIMITED TO THE AMOUNT PAID TO NCIT BY LICENSEE IN LICENSING FEES UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE CAUSE OF ACTION AROSE. THE FOREGOING LIMITATION APPLIES NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

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14. Force Majeure.

14.1 No Breach or Default. In no event will NCIT be liable or responsible to Licensee, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any payment obligation) when and to the extent such failure or delay is caused by any circumstances beyond such party’s reasonable control (a “Force Majeure Event”), including acts of God, flood, fire, earthquake or explosion, pandemic, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. NCIT may terminate this Agreement if a Force Majeure Event continues substantially uninterrupted for a period of 30 days or more.

14.2 Affected Party Obligations. In the event of any failure or delay caused by a Force Majeure Event, NCIT will give prompt written notice to Licensee stating the period of time the occurrence is expected to continue and use commercially reasonable efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

15. Miscellaneous.

15.1 Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

15.2 Public Announcements. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or otherwise use the other party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that NCIT may, without Licensee’s consent, include Licensee’s name and logo in NCIT’s promotional and marketing materials.

15.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (“notices”) have binding legal effect only if in writing and addressed to NCIT as follows (or to such other address or such other Person that NCIT may designate from time to time in accordance with this Section 15.3):

North Capital Investment Technology, Inc.

Attention: Legal Department

623 E. Fort Union Boulevard, Suite 101

Midvale, Utah 84047

With a copy to (which shall not constitute notice):

North Capital Investment Technology, Inc.

Attention: James P. Dowd, President & CEO

623 E. Fort Union Boulevard, Suite 101

Midvale, Utah 84047

Email: jdowd@northcapital.com

and addressed to Licensee Party as set forth on the signature page hereto (or to such other address or such other Person that Licensee Party may designate from time to time in accordance with this Section 15.3.

Notices sent in accordance with this Section 15.3 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid; or (d) when received, if sent via email.

15.4 Interpretation. The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Further, the headings used in this agreement are for convenience only and are not intended to be used as an aid to interpretation.

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15.5 Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the parties relating to such subject matter.

15.6 Licensee Information Sharing. To the extent Licensee will be sharing personal or financial information of a third party in connection with this Agreement, Licensee shall maintain and obtain the agreement of each such third party, which shall permit the sharing of such third party’s information with NCIT and its affiliates and service providers for NCIT and its affiliates and service providers to use, disclose and retain it in connection with this Agreement and the provision of the services hereunder and as required by Law. NCIT and its affiliates each shall be a third party beneficiary to such agreement. Upon request of either party, the parties shall enter into a separate mutually acceptable data processing agreement or addendum to this Agreement.

15.7 Assignment. Neither party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other party’s prior written consent; provided NCIT may assign or otherwise transfer its rights, or delegate or otherwise transfer its obligations or performance, without Licensee Party’s consent as specifically provided in this Agreement or to an affiliate of NCIT. No delegation or other transfer will relieve a party of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of this Section 15.7 is void. Subject to this Section 15.7, this Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns.

15.8 No Third Party Beneficiaries. Subject to Section 12 and Section 15.7, this Agreement is for the sole benefit of the parties and their respective successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.9 Amendment and Modification; Waiver. Except as set forth herein, no amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.10 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

15.11 Governing Law; Submission to Jurisdiction. This Agreement is governed by and shall be construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any Action arising out of or related to this Agreement, the licenses granted hereunder or the transactions contemplated hereby shall be instituted exclusively in the federal courts of the United States of America or the courts of the State of Utah, in each case located in Salt Lake City, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. In the event of any Action arising out of or related to this Agreement, the licenses granted hereunder or the transactions contemplated hereby, the prevailing party thereto shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees and all other costs and expenses incurred in connection therewith, including, without limitation, cost of collection and enforcement and in pursuit of insurance claims; provided that any obligation by NCIT hereunder remains subject to Section 13.

15.12 WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LICENSES GRANTED HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.13 Equitable Relief. Each party acknowledges and agrees that a breach or threatened breach by such party of any of its obligations under this Agreement may cause the other party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other party will be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.

15.14 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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15.15 Third Party Services. NCIT and its affiliates may reference or provide access to third party services, products and promotions that utilize, integrate or provide ancillary services to the Services (“Third Party Services”). These Third Party Services are provided for Licensee convenience only and do not constitute NCIT’s or its affiliates’ approval, endorsement or recommendation of any such Third Party Services. Licensee’s access and use of any Third Party Service is based on Licensee’s own evaluation and at Licensee’s own risk. If Licensee decides to use a Third Party Service, Licensee will be responsible for reviewing, understanding and accepting the terms and conditions associated with such use. NCIT and its affiliates expressly disclaim all responsibility and liability for Licensee use of any Third Party Service. Licensee use of a Third Party Service is subject to that Third Party Service’s own terms of use and privacy policies.

In witness whereof, the Parties have executed this Agreement as of the Effective Date.

Effective Date:______________________

LICENSEE:	NCIT:

North Capital Investment Technology Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:
Address:

Email:

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Administrative User, if any, is signing below for the limited purposes of Section 8 (Fees; Payment Terms), Section 9 (Confidentiality), Section 10.5 (Surviving Terms), 15.3 (Notices) and 15.11 (Governing Law; Submission to Jurisdiction) and shall not otherwise be a party to this Agreement.

ADMINISTRATIVE USER (if any):

By:
Name:
Title:
Date:
Address:

Email:

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LICENSEE PARTY PAYMENT INFORMATION:

Administrative User (if any) to select from the following options for payment of the Fees set forth in Schedule B and Schedule C:

❒	Credit Card*

Name on Card:_________________________________________________________

Credit Card Number:_____________________________________________________

Expiration Date (Month/Year):______________________________________________

Billing Address:_________________________________________________________

Telephone Number:______________________________________________________

❒	ACH Draw

Bank Name:_____________________________________________________________

Account Holder Name:_____________________________________________________

Routing Number:_________________________________________________________

Account Number:________________________________________________________

Account Type (Checking or Savings):_________________________________________

*An additional 3% convenience charge on Licensee Party’s invoice will apply when paying via credit card.

Please include the billing contact for Administrative User below:

Main Contact:

Contact Name:___________________________________________________________

Contact Email:___________________________________________________________

Contact Phone:__________________________________________________________

Alternate:

Contact Name:___________________________________________________________

Contact Email:___________________________________________________________

Contact Phone:__________________________________________________________

Licensee to select from the following options for payment of the Fees set forth in Schedule B and Schedule C:

❒	Credit Card*

Name on Card:_________________________________________________________

Credit Card Number:_____________________________________________________

Expiration Date (Month/Year):______________________________________________

Billing Address:_________________________________________________________

Telephone Number:______________________________________________________

❒	ACH Draw

Bank Name:_____________________________________________________________

Account Holder Name:_____________________________________________________

Routing Number:_________________________________________________________

Account Number:________________________________________________________

Account Type (Checking or Savings):_________________________________________

*An additional 3% convenience charge on Licensee Party’s invoice will apply when paying via credit card.

Please include the billing contact for Licensee below:

Main Contact:

Contact Name:___________________________________________________________

Contact Email:___________________________________________________________

Contact Phone:__________________________________________________________

Alternate:

Contact Name:___________________________________________________________

Contact Email:___________________________________________________________

Contact Phone:__________________________________________________________

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SCHEDULE A

SOFTWARE AND SERVICES

The following Services will be provided under this Agreement (as marked below), subject to Licensee Party’s payment of the applicable fees and expenses listed in Schedule B:

Summary of Services (mark with “X” below; include number of subscriptions, as applicable)

X	1.	TransactAPI
		●	One instance of TransactAPI to be used in a live production environment (PROD).
		●	One instance of TransactAPI to be used for pre-production testing purposes (STAGING).
		●	Installation and functional configuration of the two instances above, according to the software and services specifications for TransactAPI.

	2.	White-label Platform (Marketplace-as-a-Service)
		●	All of the services in (1.) above.
		●	One instance of White-label Platform Technology to be used in a live production environment (PROD).
		●	One instance of White-label Platform Technology to be used for pre-production testing purposes (STAGING).
		●	Installation and functional configuration of the two instances above, according to the software and services specifications.

	3.	DirectInvest Button
		●	TransactAPI Client ID and access to the Client Admin Environment.
		●	Creation of one offering in TransactAPI.
		●	Embed and sharing capabilities for integration of the DirectInvest Button Technology.

	4.	DirectAccreditation Button
		●	TransactAPI Client ID and access to the Client Admin Environment.
		●	Embed and sharing capabilities for integration of the DirectAccreditation Button Technology.

X	5.	NCIT Affiliate Facilitation of Third Party Payment Processing Services
		●	As set forth in, and subject to the terms and conditions of, that certain Payment Processing Facilitation Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

	6.	NCIT Affiliate Facilitation of Accredited Investor Verification Services
		●	As set forth in, and subject to the terms and conditions of, that certain Accredited Investor Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

X	7.	NCIT Affiliate Facilitation of Identity Verification Services
		●	As set forth in, and subject to the terms and conditions of, that certain Identity Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

Each of the Services may be updated or modified from time to time, and tools and features may be added or removed, as determined in NCIT’s sole discretion.

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SCHEDULE B

FEES AND EXPENSES

The following fees and expenses shall apply to the Services to be provided by NCIT to Licensee, as applicable as set forth on Schedule A, which Licensee Party shall pay or cause to be paid to or deposited with NCIT as set forth below and in Section 8:

(1) TransactAPI Basic Licensing and Service Fee

A.	Installation and set-up fee of $3,000, which includes basic installation of a client instance in the TAPI Admin Console, support and troubleshooting during the integration period, to be paid within three business days of the Effective Date.

B.	Basic licensing and service fee of $750 (Tier 1), $1,000 (Tier 2) or $1,250 (Tier 3) per month (or part thereof) based on use, to be paid monthly in advance, beginning at the earlier of: (i) 90 days from the Effective Date; or (ii) upon installation or receipt of production credentials.

(2) White-label Platform (Marketplace-as-a-Service) Basic Licensing and Service Fee

A.	Installation and set-up fee of $1,500, which includes basic installation of a dedicated portal instance and a client instance in the TAPI Admin Console, support, and troubleshooting during the integration period, to be paid within three business days of the Effective Date.

B.	Basic licensing and service fee of $1,500 per month (or part thereof), to be paid monthly in advance, beginning at the earlier of: (i) 30 days from the Effective Date; or (ii) deployment to production as specified by Licensee.

(3) DirectInvest Button Basic License and Service Fee

A.	Installation and set-up fee of $500, which includes basic set-up of one offering and one DirectInvest Button offering, a client instance in the TAPI Admin Console, support and troubleshooting during integration period, to be paid within three business days of the Effective Date.

B.	Basic licensing and service fee of $500 per month, or part thereof, per offering for the duration of the offering beginning at the earlier of: (i) 30 days from the date of installation; and (ii) the “go-live date” as specified by Licensee, to be paid monthly as described in Section 8.4 of the Agreement.

(4) DirectAccreditation Button Basic License and Service Fee

A.	Installation and set-up fee of $250, which includes basic set-up of one DirectAccreditation Button offering, a client instance in the TAPI Admin Console, support and troubleshooting during integration period, to be paid within three business days of the Effective Date.

B.	Basic licensing and service fee of $250 per month, or part thereof, beginning at the earlier of: (i) 30 days from the date of installation; and (ii) the “go-live date” as specified by Licensee, to be paid monthly as described in Section 8.4 of the Agreement.

(5) Payment Processing Fees and Deposit (if applicable)

A.	As set forth in that certain Payment Processing Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

(6) Accredited Investor Verification Fees and Retainer (if applicable)

A.	As set forth in that certain Accredited Investor Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

(7) Identity Verification Fees and Retainer (if applicable)

A.	As set forth in that certain Identity Verification Services Addendum to Software and Services License Agreement incorporated herein by reference and in effect from time to time pursuant to the terms thereof.

*Integration period limited to 30 days post-installation; support and troubleshooting after the integration period subject to “T+M” rates set forth in Schedule C below.

**TransactAPI basic licensing and service fee includes usage limits of a maximum of 10,000 (Tier 1), 50,000 (Tier 2) or 100,000 (Tier 3) API calls per month and a fair use of concurrent connections limit of 100 connections. For Tier 1 and Tier 2, if API calls in a month exceed the maximum for such tier, Licensee Party shall pay the basic licensing and service fee for the next tier. Licensee Party shall pay NCIT $0.005 for each API call in excess of 100,000 API calls in any given month.

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***Licensee is solely responsible for any regulatory or other filings or registrations in connection with the license or use of NCIT’s technology products or services.

****The fees payable under this Agreement, plus the other relevant fees attributable to any public offering, shall be capped at an aggregate amount not to exceed as permitted by applicable FINRA rules.

Any contractual agreements with third party vendors are not subject to the terms of this Agreement, unless otherwise provided for herein. References to third party fees, expenses, expense rates and cost estimates are for indicative purposes only. Such fees may include, but are not limited to, the following:

● Design and branding

● UX design

● Independent project management

● Custom development

● System integration services

● Testing services

● System configuration, administration, support

● Dedicated servers

● Backups and storage

● Disaster recovery

● Bandwidth and load balancing

● DNS management

● Email marketing and support

● Electronic document management systems (Docusign/Echosign)

● Identity verification (KYC/OFAC/AML) and accreditation checks

● Payment processing fees

● SSL Certificates

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SCHEDULE C

T+M FEES AND EXPENSES

This Schedule C is provided for information purposes only. Any and all project management and general technical support, including, without limitation, troubleshooting and debugging, will be charged on a time and material (“T+M”) basis.

The following hourly rates will apply, which NCIT reserves the right to update with 30 days’ prior written notice.

Senior Consultant	$250
Project Manager	$150

Discount for 100 hour prepaid block:	5%
Discount for 250 hour prepaid block:	10%

Materials and services provided under this Schedule C by parties other than NCIT or its affiliates will be billed at cost.

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